EXHIBIT 10.14
           SECOND AMENDMENT TO LEASE AGREEMENT BETWEEN
         AETNA LIFE INSURANCE COMPANY, AS LANDLORD, AND
                 ELECTROSOURCE, INC., AS TENANT

          To  be attached to and form a part of Lease made
          the  3rd  day of February, 1992 (which  together
          with    any   amendments,   modifications    and
          extensions  thereof, is hereinafter  called  the
          Lease), between Landlord and Tenant, covering  a
          total of 30,000 square feet and located at  3800
          Drossett Drive, Suites B & B-1, Austin, Texas, known as Mopac #4.

     WITNESSETH that the Lease is hereby amended as follows:

1. The Lease shall be extended and renewed for a further term of thirty-six (36) months to commence on the 1st day of March, 1996. The monthly base rental shall be:

     March 1996 - February 1997              $ 9,480.00 per month
     March 1997 - February 1998              $10,980.00 per month
     March 1998 - February 1999              $12,480.00 per month

           Plus property taxes, common area maintenance, and insurance as provided herein.

2. Providing Tenant is not in default under the terms of this lease, Tenant shall have the right to amortize up to $1.50 per square foot ($45,000 total) for tenant finish work in the demised premises performed only during the time preceding the commencement date of the renewal term or the first twelve (12) months of this renewal term. The total amount of the allowance used by the Tenant by the end of the twelfth (12th) month of the renewal term, which shall not exceed $45,000, shall be fully amortized at ten percent (10%) per annum over the remaining lease term and added to the base rent. This amortization period may be started prior to the twelfth (12th) month but not prior to the beginning of the renewal term and shall commence upon Tenant notifying Landlord that all tenant finish work under this agreement has been completed. For example, if Tenant notifies Landlord of the completion of all Tenant finish work during the first (1st) month of the lease term, the cost of the Tenant finish work would be amortized into the lease rate for the remaining 35 months. For Tenant finish work totaling $30,000.00, the monthly rent would increase by $991.75 for this amortization. Landlord shall pay such tenant finish allowance upon completion of all work as evidenced by a Certificate of Occupancy by the City of Austin, Contractors Affidavit and Subcontractors Lien Waivers, but in no event prior to the commencement date of the renewal term. Landlord shall only pay for costs incurred in the interior improvement construction as evidence by contractor invoices.

3. Landlord is the owner of the herein demised premises, as well as the adjacent 17,018 square feet of space. It is agreed that Tenant shall have the right of first refusal to lease the adjacent space from the Landlord subject to the existing lease in place with Advanced Micro Devices and subject to Tenant not being in default. In the event a prospective tenant desires to lease this space from Landlord, Landlord shall notify Tenant thereof in the manner provided herein for notice, whereupon Tenant shall have five (5) days after receipt of such notice in which to elect to exercise Tenant's right of first refusal. In the vent Tenant fails to give Landlord written notice of Tenant's election to lease the adjacent space within said five (5) day period, Tenant shall have no further right, title or interest in the adjacent space and this right of first refusal shall terminate and be of no further force and effected. If, on the other hand, Tenant exercises its right to first refusal in the manner provided above, the lease of the adjacent property shall be consummated at a fair market rental rate.

4. Providing Tenant is not in default, Tenant shall have the right and option to renew this Lease for one (1) additional three
(3) year term by delivering written notice thereof to Landlord at Lease One Hundred Eighty (180) days prior to the expiration date of the lease term, provided that at the time of such notice and at the end of the lease term, Tenant is not in default hereunder. Upon the delivery of said notice and subject to the conditions set forth in the preceding sentence, this Lease shall be extended upon the same, terms, covenants and conditions as provided in the Lease, except that the rental payable during said extended term shall be the prevailing market rental rate for space of comparable size, quality and location at the commencement of such extended term. If a conflict arises in the determination of such FMV rental rate, a three-member committee, selected from the Austin Board of Realtors, shall determine the FMV rental rate. The first two members of such committee shall be selected by Landlord and Tenant respectively, which two members shall select the third.

5. Paragraph 9.B(i) of the Lease Agreement is hereby amended to name the Management Company as an additional insured on all Tenant's Liability Insurance Policies in connection with this Lease (except for the workers' compensation policy as stated in Paragraph 9.B)).

6. The following article previously deleted from the original lease shall now be added back into the lease as follows:

 PARAGRAPH 2.  BASE RENT, SECURITY DEPOSIT AND ESCROW DEPOSITS.

           C. Escrow Deposits. Without limiting in any way Tenant's other obligations under this Lease, Tenant agrees to pay to Landlord its Proportionate Share (as defined in this Paragraph 2C below) of (I) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 3A below, (ii) the cost of utilities payable by Landlord pursuant to Paragraph 8 below, (iii) Landlord's cost of maintaining insurance pursuant to Paragraph 9A below, and (iv) Landlord's cost of maintaining the Premises pursuant to paragraph 5E below and any common area charges payable by Tenant in accordance with Paragraph 4B below (collectively, the "Tenant Costs"). During each month of the term of this Lease, on the day that rent is due hereunder, Tenant shall deposit in escrow with Landlord an amount equal to one-twelfth (1/12) of the estimated amount of Tenant's Proportionate Share of the Tenant Costs. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such Tenant Costs. The initial monthly escrow payments are based upon the estimated amounts for the year in question and shall be increased or decreased annually to reflect the projected actual mount of all Tenant Costs. If the Tenant's total escrow deposits for any calendar year are less than Tenant's actual Proportionate Share of the Tenant Costs for such calendar year, Tenant shall pay the difference to Landlord within ten (10) days after demand. If the total escrow deposits of Tenant for any calendar year are more than Tenant's actual Proportionate Share of the Tenant Costs for such calendar year, Landlord shall retain such excess and credit it against Tenant's escrow deposits next maturing after such determination. In the event the Premises constitute a portion of a multiple occupancy building (the "Building"), Tenant's "Proportionate Share" with respect to the Building, as used in this Lease, shall mean a fraction, the numerator of which is the gross rentable area continued in the Premises and the denominator of which is the gross rentable area contained in the entire Building. In the event the Premises or the Building is part of a project or business park owned, managed or leased by Landlord or an affiliate of Landlord (the "Project"), Tenant's "Proportionate Share" of the Project, as used in this Lease, shall mean a fraction, the numerator of which is the gross rentable area continued in the premises and the denominator of which is the gross rentable are contained in all of the buildings (including the Building) within the Project.

7. The following sentence previously deleted from the original lease shall now be added back into the lease as follows:

     PARAGRAPH 3. TAXES
           A. Real Property Taxes. Subject to reimbursement under Paragraph 2C herein

8. The following article previously deleted from the original lease shall now be added back into the lease as follows:

     PARAGRAPH 4.  LANDLORD'S REPAIRS AND MAINTENANCE.
           B. Tenant's Share of Common Area Charges. Tenant agrees to pay its Proportionate Share of the cost of (I) maintenance and/or landscaping (including both maintenance and replacement of landscaping) of any property that is a part of the Building and/or the Project; (ii) operating, maintaining and repairing any property, facilities or services (including without limitation utilities and insurance therefor) provided for the use or benefit of Tenant or the common use or benefit of Tenant and other lessees of the Project or the Building; and (iii) administrative fee of fifteen percent (15%) of all common area maintenance charges. With the exception of this 15% administrative fee, Tenant shall not be responsible or liable for Landlord's management fees or related reimbursements.

9. The following sentence previously deleted from the original lease shall now be added back into the lease as follows:

     PARAGRAPH 9.  INSURANCE.
           A. Landlord's Insurance. Subject to reimbursement under Paragraph 2C herein,

10. Landlord and Tenant acknowledge and represent to one another that, other than Trammell Crow Center Texas, Inc., representing Landlord and Oxford Commercial, Inc., representing Tenant, no real estate broker has been involved in this transaction. As material consideration in this transaction, Landlord agrees to cause a commission to be paid to Oxford Commercial, Inc. in an amount which is equal to 4% of the aggregate net rent due under this agreement (a total of $15,120.00) which has been amortized into the lease rate. Such commission shall be due and payable upon commencement of the renewal term.

      Except as herein and hereby modified and amended the Agreement of Lease shall remain in full force and effect and all the terms, provisions, convenants and conditions thereof are hereby ratified and confirmed.

DATED AS OF THE 1 DAY OF NOVEMBER, 1995.

WITNESS:              LANDLORD:
                      AETNA LIFE INSURANCE COMPANY
                      BY:   AETNA REALTY INVESTORS INC.,  ITS AGENT
  /s/                 BY:              /s/
                              DIRECTOR

WITNESS:              TENANT:
                      ELECTROSOURCE, INC.

  /s/                 BY:              /s/
                      TITLE:   Vice  President  and  General Counsel